SensAble

technologie5

OEM Agreement - Confidential

This Agreement, effective on the 30th day of June, 2008 (the "Effective Date") is made between SensAble Technologies Inc®, a corporation organized under the laws of the State of Delaware ("Manufacturer" or "SensAble") and Remedent, Inc. ("OEM”) a corporation organized under the laws after state of Nevada (with primary operating offices in Belgium). The parties agree to enter into an OEM relationship whereby OEM integrates SensAble product into an OEM system. In consideration of the mutual promises and obligations created herein, the parties hereto agree to the following:

1.	Definitions.

"Applicable Entity/Entities” shall mean OEM’s subsidiaries and/or distributors or marketing partners as authorized by OEM to distribute the Systems solely in the Territory and in the Field of Use.

"Confidential Information" shall mean confidential information, or materials concerning the parties, Products, Systems, or their markets that are clearly identified in writing as confidential. Confidential Information disclosed orally as being confidential must be followed within thirty (30) days with a written memorandum identifying specific confidential information. Notwithstanding the foregoing, the economic terms of this agreement, information regarding Manufacturer's Intellectual Property Rights, and the Manufacturer's Price Lists shall automatically be deemed Confidential Information. Notwithstanding the above, the Software and Deposit Material (as defined below) shall be deemed to be confidential information even if not so identified in writing.

"Customers" shall mean those companies and/or individuals within the Territory that have bought or can be reasonably foreseen to buy Systems from OEM and/or its Applicable Entities.

"Device" shall mean the Phantom haptic hardware interface commonly referred to as the Phantom Omni.

“Field of Use” shall mean the field of building customized dental veneers and/or veneer overlays.

"Intellectual Property Rights" means any patent, patent application, copyright, moral right, trade name, trademark, trade secret, and any applications or right to apply for registration therefor, know-how, ideas, inventions, discoveries, developments, technologies, processes, methods, improvements, and compositions (whether or not reduced to practice and whether or not protectable under state, federal, or foreign patent, copyright, trade secrecy or similar laws) mask work, schematics, computer software programs or applications, tangible or intangible proprietary information, or any other intellectual property right or proprietary information or technology recognized under the laws of any governmental authority, whether registered or unregistered and whether first made or created before or after the date hereof.

"OEM  Proprietary Marks" shall mean OEM’s trademarks "REMEDENT," "GLAMSMILE,” “GLAMSMILE DESIGN SOFTWARE” or other trade names, trademarks, insignias, logos, proprietary marks, and the like related to the Systems owned or controlled by OEM, including all such marks that OEM may introduce or begin using during the term of this agreement.

"Products" shall mean the products listed in Exhibit A, including the Device and related Software as described in the Specifications.

“Registrable Securities” means the share of common stock of OEM issued to the Manufacture under this Agreement, and securities issued or issuable with respect to such shares of common stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

"SensAble Proprietary Marks" shall mean SensAble’s trademarks "SensAble Technologies Inc.," "Free Form" or other trade names, trademarks, insignias, logos, proprietary marks, and the like related to the Products owned or controlled by Manufacturer, including all such marks that Manufacturer may introduce or begin using during the term of this agreement.

“Software" shall mean the tailored veneer modeling software application in object code format developed by SensAble for OEM and based on its core modeling application.

“Specifications” shall mean information specifying the technical and performance criteria for Products as more fully described in Exhibit A of this Agreement.

"Systems" shall mean OEM systems for customized dental veneers and/or veneer overlays that is currently marketed by OEM under the brand GlamSmile any derivatives thereof using OEM’s proprietary technologies and processes, and (ii) incorporates the Products that OEM may sell to its Customers. The Manufacturer acknowledges and understands that OEM, in its sole discretion, may modify or upgrade the System and/or change the branding for its customized dental veneer products.

"Territory" shall mean all countries of the world.

2.         Rights and Restrictions. Subject to the terms and conditions of this agreement, OEM and its Applicable Entities are hereby granted a right and license to market and resell the Products as incorporated into the System only in the Territory and only in the Field of Use, and OEM will ensure that the Products are used and distributed only in compliance with the terms of this Agreement. This Agreement does not authorize OEM or the Applicable Entities to resell stand alone Products except to repair damaged Systems. OEM shall not make the Software available to any third party other than as distributed with the Product for use in the Field of Use pursuant to the terms and condition of the end user license agreement that accompanies the Software (“EULA”) and this Agreement, and will not reverse assemble, reverse compile, or otherwise seek to derive or alter the Software. If at any time during the term of this Agreement, OEM determines that a change to the EULA is necessary or appropriate in any jurisdiction in which OEM conducts business under this Agreement, OEM will notify Manufacturer of the requested change and obtain Manufacturer's consent to modify the EULA, which consent will not be unreasonably withheld. Further the OEM and its Applicable Entities are authorized to market and sell the Products only in the Field of Use. OEM agrees not to sell any stand alone Products, except to repair damaged Systems, nor to sell any Systems to any Customer or sub-reseller with knowledge that such Customer or sub-reseller resells the Systems for use outside the Field of Use. Except as provided in this Agreement, the OEM will have control over methods of distributing, marketing, pricing, labeling, advertising, and the terms and conditions of any sale, unless otherwise provided for herein. To ensure compliance with this provision and others, Manufacturer shall be permitted to periodically audit OEM's books and records.

3.         Promotion And Labeling. OEM shall be responsible for the proper use of Manufacturer's trademarks and copyrights, as further provided in Section 13.1 below. OEM shall place and prominently display the applicable Manufacturer’s logos (which shall be provided by Manufacturer upon OEM's request) on all promotional material (including web pages) produced relating to the Systems. OEM may place its own trademarks and brand identification on the Products it purchases hereunder provided that (i) OEM’s trademarks and identification are displayed in a size no greater than of those of Manufacturer and (ii) OEM’s trademarks and identification are placed on the Products in a manner that is not likely to cause confusion with Manufacturer 's trademarks and brand identification.

4.         Confidential Information. Both Manufacturer and OEM agree that any Confidential Information of the disclosing party shall be held by the receiving party using the same degree of care as it uses to hold its own Confidential Information, and that such degree of care is adequate to protect the Confidential Information. The Confidential Information shall not be disclosed to any third party or used by the receiving party for its own benefit except as otherwise provided in this Agreement or as required by law, provided that the receiving party, first notifies disclosing party of such disclosure required by law and only discloses that portion of the Confidential Information which legal counsel advises the receiving party is legally required to be disclosed (and only to such persons as such counsel advises the receiving party are legally required) and that the receiving party exercise its best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. The receiving party shall be under no obligation to treat any information as Confidential Information if the information: (a) is in or becomes in the public domain without violation of this Agreement by the receiving party; or (b) was known to the receiving party prior to the disclosure and is not subject to any obligation of confidence; or (c) was rightfully communicated to receiving party by a party free of any obligation of confidence; or (d) was developed by the receiving party independently of, and without reference to, any Confidential Information disclosed by the disclosing party. This provision shall remain in effect for five (5) years from the date of disclosure of the Confidential Information, or until this Agreement is terminated, whichever is longer.

5.         Purchase and Acceptance. OEM shall purchase the Products from Manufacturer directly. OEM shall inspect all Products promptly within fourteen (14) business days of receipt at the shipping destination and may reject any Products which fail in any significant respect to meet the Specifications. Any failure due to physical damage during transportation is the responsibility of OEM. OEM must notify Manufacturer within thirty (30) days of receipt of any products found to be non-conforming.

6.	Specification, Engineering And Other Changes.

6.1            CHANGES IN SPECIFICATION. Upon one hundred twenty (120) days written notice from Manufacturer to OEM, the Specifications may be amended or otherwise changed from time-to-time by written agreement of Manufacturer and OEM. Manufacturer shall consult with OEM prior to making any material changes in the Specifications. Prior to any such change becoming effective, all Products on order from Manufacturer by OEM shall conform to the existing Specifications, unless the parties otherwise agree. After the parties agree on the effective date of any change, all Products shipped by Manufacturer shall materially conform to such changed Specifications. Drawing corrections and minor changes which have no effect on System as a whole shall not be deemed to be a change in the Specifications.

6.2            OEM CHANGES. OEM may propose changes to the Specifications and, in such event, Manufacturer shall consider the feasibility of any such proposal. With respect to material changes proposed by OEM, Manufacturer shall, within a reasonable period of time, not to exceed thirty (30) days after receipt of the OEM proposal, furnish to OEM in writing its comments regarding such proposed changes, including its willingness to implement the same, the price change, if any, and the time schedule required for implementation. In order to avoid doubt it is expressly declared that Manufacturer shall be under no obligations to perform any changes. With respect to immaterial changes proposed by OEM, Manufacturer shall notify OEM within a reasonable period of time of its approval or rejection of such change and if any costs are involved in connection with the said change.

6.3            CHANGE IN SOURCE OF PARTS. Manufacturer shall notify OEM at least one hundred twenty (120) days (or as soon as practicable) in advance of any change in the source (including addition of new vendors) of purchased parts which affect form, fit, function, field maintenance or safety agency approval of the Products, if any. OEM shall have the right to approve or, if practicable, reject such source change if such change would have a material adverse effect upon the maintenance and serviceability of the Systems.

6.4            CHANGE INDUCED PROBLEMS. In the event OEM determines, after any engineering or any other change by Manufacturer, that Products do not operate in accordance with the Specifications, and upon OEM’s request, Manufacturer shall promptly evaluate any defective Products and shall notify OEM of the result of its evaluation and its corrective action plan, if needed, within thirty (30) days after receipt of such request from OEM.

6.5            OEM SPECIFICATIONS. The parties acknowledged that the Software is based on Manufacturer’s core modeling application customized per OEM’s specification for use in the Field of Use (“OEM Specifications”). The OEM Specifications for the Software provided by the OEM are set forth in Exhibit B, and OEM has tested and accepted the Product as meeting the Specifications and its overall implementation for use in the System and Field of Use.

7.         Maintenance. OEM shall provide support to Customers and Manufacturer shall provide support to OEM. Maintenance provided to OEM shall be provided by Manufacturer for a period of one year from ship date. OEM or its Customers shall have the right purchase an extended maintenance for the Device under the terms generally made available by Manufacturers to its other customers at a rate of $***^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ per year.

8.	Purchase Orders.

8.1           PLACEMENT OF PURCHASE ORDERS. Manufacturer agrees to sell Products to OEM in accordance with the terms and conditions of this Agreement. Specific quantities (including the minimum purchase amount as set forth on Exhibit C (“Minimum Purchase Amount”)) of Products shall be ordered by OEM for purchase by the placement of purchase orders that shall be confirmed by the Manufacturer pursuant to Section 8.2 below. In the event of any discrepancy between the terms of any confirmed purchase order and this Agreement, the terms of this Agreement shall govern.

8.2           ACCEPTANCE OR REJECTION OF PURCHASE ORDERS. Manufacturer agrees to accept or reject in writing (such writings to include faxes and messages transmitted by electronic mail to an address to be provided by OEM), within ten (10) business days of receipt by OEM’s purchase orders placed by OEM in conformance with the terms of this Agreement. If no such written confirmation or rejection is received by OEM during such ten (10) business day period, it shall be deemed as accepted by Manufacturer.

8.3           MINIMUM PURCHASE AMOUNT. Regardless of the Exclusivity Period as defined below, OEM agrees to purchase and Manufacturer agrees to sell and, subject to Section 8.2 above, deliver the Products to OEM pursuant to the Minimum Purchase Amount as set forth in Exhibit C.

8.4           LIMITED SUPPLY; OTHER SOURCES. If Manufacturer is unable to completely fill the OEM’s purchase order due to limited supply of Products, or for any other reason, Manufacturer shall give OEM’s purchase order "most-favored customer status" (i.e., provide OEM with a percentage of its Purchase Order no lower than that provided any other customer of Manufacturer) and the Minimum Purchase Amount shall be suspended until the Manufacturer can fulfill the OEM’s purchase order.

9.	Shipment.

9.1          SHIPMENT. All Products purchased and shipped under this Agreement shall be FOB point of origin. The Products will be shipped, at OEM’s expense, to OEM destination as specified by OEM, so as to be received, allowing for normal transit times, in accordance with the delivery schedule specified on the corresponding purchase order. It is agreed that Manufacturer shall not be responsible for any delays in shipping the Products and its only obligations shall be to provide the Products for shipment on the agreed upon date. If shipment is late due to Manufacturer’s fault (more than 10 days), Manufacturer shall ship by air freight or other mode specified by OEM, at Manufacturer’s expense. Manufacturer shall provide all documentation necessary to accomplish shipment to such designated locations. OEM shall be responsible for all shipping expenses and fees, including import fees, duties or taxes incurred in obtaining Products from Manufacturer and shipping the same and the parties shall provide reasonable documentation and assistance to each other in order to accomplish shipment and receipt of Products.

9.2          MODE OF SHIPMENT. The mode of shipment shall in each instance be specified by OEM on the purchase order. In the absence of specific instructions, Manufacturer will select the surface or boat carrier for shipment.

9.3          RISK OF LOSS. Risk of loss and damage shall pass from Manufacturer to OEM upon delivery by Manufacturer to the common carrier or to OEM’s representative at the FOB point described in Section 9.1 above, and all claims for damage thereafter shall be filed by OEM directly with the carrier.

9.4          PACKAGING. All Products shall be packed by Manufacturer in accordance with Manufacturer’s packaging procedure, as well as other requirements set forth in the Specifications. Each box shall contain Products ordered under a single Purchase Order, but multiple boxes may be placed in a larger container.

9.5          INSURANCE. OEM shall have the responsibility to pay for insurance against all risks as of the date of delivery of the Products or the date of the shipment of the Products, as the case may be. However, at the request of OEM, Manufacturer shall make arrangements for purchase of insurance or supply required information, as OEM may direct, to either OEM or to OEM’s insurance carrier so as to ensure that OEM will have timely information to effect insurance coverage.

10.       Purchase Price. During the term of this Agreement, the parties acknowledge and agree that the unit price for the Product is $*** ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ (“Purchase Price”).

11.       Payment. It is understood and agreed that the terms of payment for all Products purchased under this Agreement shall be as follows:

11.1         PREPAYMENT. Within ten (10) days upon execution of this Agreement, OEM shall prepay the Purchase Price in the amount of $750,000 in the following manner (“Prepayment”):

(a)	$500,000 in cash payment by wire to Manufacturer pursuant to Manufacturer’s instructions; and

(b) 157,233 shares of OEM’s restricted common stock (“Common Stock”) valued at $250,000 or $1.59 per share.

Manufacturer shall apply the Prepayment to each order of the Products ***^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^. The remainder of the Purchase Price shall be paid pursuant to Section 11.2 below. In no event shall such Prepayment be refundable except that upon termination of this Agreement by OEM as a result of Manufacturer’s breach pursuant to Section 15.2 below any unapplied Prepayment may be subject to refund.

11.2         PAYMENT. All purchase orders processed and payments shall be in U.S. Dollars. Payment for Products purchased from Manufacturer shall be made by OEM on or before the due dates (in any event not less than net 30 days from date of invoice) as appearing on each invoice, in the net invoice amounts (after adjusting for the Prepayment and any discounts). There shall be a late payment charge in the amount of one and one-half percent of the invoice amounts per month payment is late or, the maximum lawful charge allowed whichever is lower. OEM shall have a credit limit of $***^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^. Manufacturer reserves the right to change credit extensions at any time. If OEM fails to purchase the Minimum Purchase Amount pursuant to the schedule set forth in Exhibit C, Manufacturer shall have the right to adjust the Purchase Price and all Prepayment shall be applied to outstanding invoices.

11.3         TAXES NOT INCLUDED. Purchase Price as provided for in this Agreement are exclusive of all applicable federal, state or local sales, use, property, excise or similar taxes that may be levied upon Manufacturer as a result of sale or delivery of the Products sold under this Agreement. All such taxes shall be assumed and paid by OEM. If a resale certificate or other such document of exemption is required in order to exempt the sale of Products from any such taxes, OEM shall furnish Manufacturer, at Manufacturer’s request, with such a certificate or document prior to shipment by Manufacturer.

12.	Exclusivity.

12.1         INITIAL EXCLUSIVITY. For a period of twelve (12) months from the date of this Agreement (“Initial Exclusivity Period”), Manufacturer hereby grants OEM the exclusive right to distribute the Products in the Territory and in the Field of Use as authorized pursuant to Section 2 above. In exchange for the Initial Exclusivity Period, OEM shall, within ten (10) days from the execution of this Agreement, issue to Manufacturer***^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^.

12.2         SUBSEQUENT EXCLUSIVITY. In addition, OEM shall have the irrevocable right to extend the Initial Exclusivity Period for another twelve (12) month (“Subsequent Exclusivity Period”) by providing written notice to Manufacturer within ten (10) days prior to the end of the Initial Exclusivity Period. Upon receipt of the notice as provided in this Section 12.2, Manufacturer shall have right within ninety (90) days from the receipt of OEM’s election to extend the Initial Exclusivity Period to elect to receive (i)***^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^. While no obligations exist on behalf of the Manufacturer and no value of future exclusivity periods is inferred, the parties agree to negotiate, if applicable for an extension to the exclusivity periods.

12A.	Registration Rights.

12A.1.      PIGGYBACK REGISTRATION. OEM hereby agrees to grant a "piggyback" registration right to register the Manufacturer’s Registrable Securities. The "piggyback" registration right shall relate to the OEM’s determination to register securities of OEM for its own account or for the account of others, other than a registration statement relating solely to "employee benefit plans" (Form S-8), or a registration relating solely to a Securities and Exchange Commission (“Commission”) Rule 145 transaction (Form S-4), or a registration on any registration form which does not permit secondary sales. OEM will give prompt written notice to the Manufacturer of its intention to effect such a registration but not later than thirty (30) calendar days prior to the anticipated date of filing with the Commission of a registration statement with respect to such registration. Such notice shall offer the Manufacturer the opportunity to include in such registration statement all or part of the Registrable Securities granted pursuant to this Agreement. Subject to the provisions hereof, OEM shall include in such "piggyback" registration all Registrable Securities with respect to which the OEM has received a written request from the Manufacturer for inclusion therein within fifteen (15) calendar days after the receipt by the Manufacturer of OEM’s notice, provided, however, that OEM may, at any time prior to the effectiveness of any such registration statement, in its sole discretion and without the consent of the Manufacturer, abandon the proposed offering in which the Manufacturer had requested to participate.

12A.2.      EXPENSES OF REGISTRATION. All expenses (other than stock transfer taxes, underwriting discounts, commissions or special counsel to selling shareholders) incurred in connection with any registration, qualification or compliance pursuant to Section 12A.1 shall be borne by OEM.

12A.3.      TERMINATION OF REGISTRATION RIGHTS. The registration rights granted pursuant to this Section 12A shall terminate and not be available to the Manufacturer on the earlier of (i) the date on which all Registrable Securities have been sold, or (ii) date that the Registrable Securities then owned by the Manufacturer can be sold without restriction in any 90-day period pursuant to Rule 144 under the Securities Act of 1933, as amended.

13.	Proprietary Rights.
13.1	PERMISSION TO USE PROPRIETARY MARKS.

(a)  During the Agreement, OEM may use the SensAble Proprietary Marks, only in connection with OEM's sale, advertisement, and promotion of Products, provided that OEM's use of SensAble Proprietary Marks shall be in accordance with Manufacturer's policies and procedures and shall always indicate that the same is the property of Manufacturer. Each SensAble Proprietary Mark shall be used in full and identified as a trademark with the appropriate designation. OEM agrees to comply with such guideline and other trademark usage guidelines that are provided to OEM from time to time by Manufacturer and/or are posted on Manufacturer's Web site.

(b)  During the Agreement, Manufacturer may use the OEM Proprietary Marks, only in connection with OEM's sale, advertisement, and promotion of Systems, provided that Manufacturer’s use of OEM Proprietary Marks shall be in accordance with OEM’s policies and procedures and shall always indicate that the same is the property of OEM. Each OEM Proprietary Mark shall be used in full and identified as a trademark with the appropriate designation. Manufacturer agrees to comply with such guideline and other trademark usage guidelines that are provided to Manufacturer from time to time by OEM and/or are posted on OEM’s Web site.

(c)  The OEM and Manufacturer may issue joint or individual press releases of an agreement between the two companies. Notwithstanding the foregoing, Confidential Information must be treated in accordance with this agreement. Neither party may speak, write, publish or infer negative comments of the other party.

13.2	NO INTEREST IN INTELLECTUAL PROPERTY.

(a)  Nothing contained in this Agreement shall give OEM any interest in the Manufacturer’s Intellectual Property rights (including but not limited patents), SensAble Proprietary Marks or the Products (except the use thereof as herein provided) and OEM specifically disclaims any right, present or future, in the SensAble Proprietary Marks, the Products or other Intellectual Property Rights of the Manufacturer.

(b)  Nothing contained in this Agreement shall give Manufacturer any interest in the OEM’s Intellectual Property rights (including but not limited patents), OEM Proprietary Marks or the Systems (except for the Products incorporated into the Systems) and Manufacturer specifically disclaims any right, present or future, in the OEM Proprietary Marks, the Systems Products (except for the Products incorporated into the Systems), or other Intellectual Property Rights of the OEM.

13.3	LIMITATIONS.

(a)  OEM shall not (i) use any of the SensAble Proprietary Marks or variants sounding like or appearing to be similar thereto as part of OEM's tradenames or trademarks or in any manner which Manufacturer concludes, in its reasonable judgment is unfair confusing or misleading to the public which otherwise adversely reflects upon the good name and reputation of Manufacturer; (ii) attach any name or mark to any of the Products, except as provided in Section 2 and/or as may reasonably be done and approved by Manufacturer when Product is incorporated into Systems; or (iii) add to, obliterate, deface or remove any name, SensAble Proprietary Mark, or serial number on the Products or packaging thereof, except as may reasonably be done and approved by Manufacturer when Product is incorporated into Systems.

(b)  Manufacturer shall not (i) use any of the OEM Proprietary Marks or variants sounding like or appearing to be similar thereto as part of Manufacturer’s tradenames or trademarks or in any manner which OEM concludes, in its reasonable judgment is unfair confusing or misleading to the public which otherwise adversely reflects upon the good name and reputation of OEM; (ii) attach any name or mark to any of the Products, except as provided in Section 2 and/or as may reasonably be done and approved by OEM; or (iii) add to, obliterate, deface or remove any name, OEM Proprietary Mark, or serial number on the Products or packaging thereof, except as may reasonably be done and approved by OEM.

13.4	PROHIBITION OF SUB LICENSING AND TRANSFERS.

(a)  OEM shall have no right to sub license, transfer, or assign any right or benefit to the use of SensAble Proprietary Marks to any third party without prior Manufacturer's written consent, provided that OEM shall be permitted to use its Applicable Entities to market and sell the Systems. OEM agrees to report to Manufacturer any known uses by third parties of marks or trade or product names similar to the SensAble Proprietary Marks. OEM agrees to render all reasonable assistance (at Manufacturer's option and cost) in enforcing or obtaining protection of such items, and acknowledges that Manufacturer shall have the sale right to bring a legal action or suit for infringement thereof.

(b)  Manufacturer shall have no right to sub license, transfer, or assign any right or benefit to the use of OEM Proprietary Marks to any third party without prior OEM’s written consent. Manufacturer agrees to report to OEM any known uses by third parties of marks or trade or product names similar to the OEM Proprietary Marks. Manufacturer agrees to render all reasonable assistance (at OEM’s option and cost) in enforcing or protect OEM Proprietary Marks.

13.5          LICENSE. During the term of this Agreement, Manufacturer grants OEM a non-exclusive (subject to Section 12), limited license (with a right to sublicense) to sell the Products within the Territory during the term of this Agreement, but only to the extent necessary to permit OEM to sell and distribute the Systems in accordance with this Agreement and subject to all of the terms and conditions of this Agreement. It is understood by the OEM that a license to use the Software is that which is being granted and that beyond the right to use the Software within the Systems, no right to ownership of the Software code in the Products is being granted. Notwithstanding the foregoing, Manufacturer grants to OEM an exclusive distribution right pursuant to the terms of Section 12.

14.	Escrow.

14.1          ESCROW AGREEMENT. At OEM’s request based upon certain criteria, the parties shall at all times maintain in force an escrow agreement in substantially the form set forth in Exhibit D (“Escrow Agreement”) with an independent third party escrow agent as mutually approved by the parties (“Escrow Agent”). Manufacturer and OEM will enter into such agreement with the Escrow Agent named in the Escrow Agreement and any successor escrow agent appointed pursuant to the Escrow Agreement. Upon execution of the Escrow Agreement, Manufacturer shall deliver all information that would be required to support the manufacture, sale, and support of the Products, as provided for in this Agreement, including all source code for the Software (including new release, version and update as they become available to OEM under this Agreement), together with related documentation as it is or becomes available, and all information that would be required to support the manufacture, sale, and support of the Device, including, but not limited to the name of the manufacturer, the patents and other intellectual properties that is used to manufacture the Device (collectively the “Deposit Material”) to the third party escrow agent. The OEM shall pay the fees and expenses of such escrow agent as required by the Escrow Agreement.

14.2          RELEASE OF DEPOSIT MATERIAL. Pursuant to the terms and conditions of the Escrow Agreement in effect from time to time, OEM may request the Escrow Agent to release a copy of the Deposit Material to OEM upon the occurrence of any of the following events:

(a)  Manufacturer notifies Escrow Agent in writing to effect such release; or

(b)  (i)   Manufacturer becomes bankrupt or insolvent, becomes the subject of any proceedings seeking relief or reorganization which are not stayed within ninety (90) days, or makes an assignment for the benefit of creditors, (ii) in the event of a bankruptcy under Title 11, United States Code (the “U.S. Bankruptcy Code”), the trustee for the Manufacturer elects to reject this Agreement, and (iii) OEM elects to retain its rights under this Agreement in accordance with Section 365(n) of the U.S. Bankruptcy Code; or

(c)  Manufacturer fails to deliver a scheduled delivery and such default has not been cured within sixty (60) days after receipt of written notification from OEM, except for a Force Majeure event; or

(d)  Manufacturer fails to provide the warranty as provided in Section 16, and such default has not been cured with (30) days after receipt of written notification from OEM, except for Force Majeure events.

14.3          ESCROW LICENSE. Manufacture hereby grants to OEM, which shall become effective upon release of the Deposit Material on the occurrence of the appropriate events set forth in Sections 14.2 above, a royalty-free, worldwide, non-exclusive, sub-licensable right and license to use, practice, reproduce, manufacture or have manufactured, modify, create derivative works thereof, publicly perform, display, exhibit, market, distribute and otherwise exploit and enjoy such Products and related parts thereof, as necessary for sale of the Systems incorporating the Products for use in the Field of Use, provided, however, that in the event of a release of the Deposit Material pursuant to Sections 14.2(a), 14.2(c) and 14.2(d), OEM shall pay (or apply any remaining Prepayment) as royalty***^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^. Notwithstanding the foregoing, the terms of the license granted in this Section 14.3 shall expire two (2) years from the Expiration Date.

15.	Term and Termination of Agreement.

15.1         TERM. This Agreement shall commence on the Effective Date first written above and shall remain in effect for an initial term of two (2) years (“Expiration Date”). In the event the OEM desires to negotiate the terms of an agreement for an additional license period, for a period of 90 days following the Expiration Date, the parties will use good faith to negotiate that Agreement.

15.2         TERMINATION FOR CAUSE. Either party may terminate this Agreement by written notice to the other party, effective immediately, upon the occurrence of any of the following events: (i) either party breaches any term of this Agreement and such breach is not remedied within 30 days after such written notice of such breach is given (provided, however, that in the case of a breach due to nonpayment pursuant to Sections 11.1 and 12 (including failure to issue any stock or warrants according to the terms of this Agreement), Manufacturer shall have the option to terminate without notice on the date that is ten (10) days following such breach), (ii) upon the occurrence of any material development in the financial condition of either party to adversely affect their ability to perform under this Agreement; or (iii) if either party engages in a course of conduct that in the sole opinion of the other party, has injured or may injure the other party's reputation or the reputation of the other party's products, or relations between the other party and its customers. Notwithstanding the foregoing, either party may terminate this Agreement by written notice to the other party, effective immediately, upon a breach by the other party of the provisions of Sections 2, 12, or Section 13.3.

15.3         ACCELERATION; RETURN OF MATERIAL. Upon termination of this Agreement, all sums owed by OEM to Manufacturer shall become immediately due and payable without notice, and Manufacturer shall thereupon have all of the rights and remedies of a seller applicable under law and as may be provided in this Agreement, including the right of setoff. Upon termination, both parties shall immediately return all Confidential Information, and all copies thereof, to the other party. Upon termination, both parties shall discontinue use of the other party’s signs, names, logos, and trademarks except as may be required for OEM to resell the remaining Products that it has purchased from Manufacturer.

16.	Warranty.

16.1         WARRANTY. Manufacturer warrants that (i) for a period of six (6) months the Software and (ii) for a period of one (1) year the Device will conform to the Specifications at the time of delivery and will be free from defects in materials and workmanship. The warranty period begins on the date of installation of the Systems are sold by OEM to the Customer, but in no event later than thirty (30) days after the date of delivery from Manufacturer to OEM. If Manufacturer receives notice of defects or nonconformance to the Specifications during the warranty period, Manufacturer will, at its option, repair or replace the affected Products. If Manufacturer is unable, within the times designated in Section 16.1, to repair, replace or correct a defect or non-conformance in a Product to a condition as warranted, OEM will be entitled to a refund of the purchase price upon prompt return of the Product to Manufacturer. Manufacturer will pay expenses for shipment of both defective and repaired or replacement Products. The above warranties do not apply to defects resulting from improper or inadequate installation or calibration by OEM or its Customers; OEM or third party supplied hardware or software, interfacing or supplies; unauthorized modification; improper use or operation outside of the Specifications for the Products; abuse, negligence, accident, loss or damage in transit; improper site preparation; or unauthorized maintenance or repair. OEM’s sole remedies under Manufacturer’s warranty shall be limited to repair or replacement of the Product that failed to conform to such warranty, or refund of the Purchase Price of the Product. Repair, replacement or refund shall be at the sole discretion of Manufacturer.

THE FOREGOING WARRANTIES ARE EXCLUSIVE AND NO OTHER WARRANTY, EXPRESS OR IMPLIED, IS GIVEN BY MANUFACTURER, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

17.	Indemnification.

17.1      INDEMNIFICATION FOR INFRINGEMENT. Manufacturer undertakes and agrees that, provided it has been notified promptly and given sole authority and control, information and offered assistance, Manufacturer will promptly investigate and defend, at its own expense, all claims, allegations, suits, actions or proceedings in which OEM or its Applicable Entities, are made defendants or claimed potential defendants for any infringement, claimed infringement or alleged inducement of infringement, or unauthorized or unlawful use of any patent, copyright, trademark, trade secret, mask work, proprietary data or other information, resulting from the sale, use, lease or other disposition of any Products purchased from Manufacturer under this Agreement. Manufacturer further agrees to pay and discharge any and all judgments or decrees which may be rendered in any such suits or proceedings against any such defendants up to a total not exceeding the payments received by Manufacturer from OEM at the date any such claim is initiated. Manufacturer shall have the right to settle any such suits, actions or proceedings on terms and conditions of Manufacturer’s own selection, provided they are not in conflict with the terms and conditions provided herein. This indemnity does not extend to any suit or proceeding which is based upon (i) a patent claim covering a combination of which the Products purchased under this Agreement is merely an element of the claim combined with other devices or elements not provided by Manufacturer, unless Manufacturer is a contributory infringer, or (ii) an infringement claim solely attributable to compliance with OEM Specifications, or (iii) an infringement claim that arises solely because of the use of the Products in the Field of Use.

17.2        INDEMNIFICATION BY OEM. OEM shall indemnify, defend and hold harmless Manufacturer and its directors, officers, employees and agents from and against any and all claims, suits, proceedings and actions brought or threatened against Manufacturer that in any way relate to, arise from or result from OEM's actions pursuant to this Agreement, other than claims that the Products (without modification by OEM) infringe or misappropriate any third party's patent, copyrights, trade secret or trademark rights in the United States (other than claims failing within the last sentence of Section 17.1 above).

17.3      SURVIVAL. The provisions of this Section 17 shall survive the term and any termination of this Agreement.

18.          Limitation of Liability. EXCEPT AS PROVIDED IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICE, LOST PROFITS, OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT. THIS LIMITATION SHALL APPLY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THE SOLE REMEDY FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDY FOR SUCH PARTY’S LIABILITY OF ANY KIND WITH RESPECT TO THE PERFORMANCE BY SUCH PARTY UNDER OR PURSUANT TO THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNTS ACTUALLY PAID BY OEM TO MANUFACTURER UNDER THIS AGREEMENT. IT IS UNDERSTOOD THAT MANUFACTURER MAKES NO WARRANTIES OR REPRESENTATIONS, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO THE PRODUCTS SOLD TO OEM BY MANUFACTURER EXCEPT AS SET FORTH IN SECTION 16.

19.	Miscellaneous.

19.1       ENTIRE AGREEMENT, MODIFICATIONS, WAIVERS, SEVERABILITY; SURVIVAL. This Agreement sets forth the entire understanding between the parties hereto and supersedes any and all prior understandings in connection therewith. No modification or alteration shall be binding unless executed in writing by the parties. No waiver of any provision of this Agreement shall be deemed or construed a waiver of any other provisions hereof (whether or similar or not), nor shall a waiver be construed a continuing waiver unless expressly so stated. In the event any provision of this agreement is determined to be invalid or unenforceable, that provision shall remain effective to the extent it remains valid and enforceable. In that event, it is the intention of the parties hereto that the remainder of the Agreement remains valid and enforceable. If a court finds a provision unenforceable, the court should draft a provision that is enforceable that follows the unenforceable clause as closely as possible.

19.2        GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The parties agree to submit to the jurisdiction of the appropriate courts located in Massachusetts for the purpose of any suit, action, or other proceeding in connection with this Agreement.

19.3        NOTICE. Except as provided in Section 8.2, any notice required or permitted to be given under this Agreement shall be in writing and either delivered personally or sent by telex, facsimile, telegram, commercial overnight courier with written verification of receipt or deposit in the mail, postage prepaid, registered or certified, return receipt requested, addressed to the parties at the address appearing at the end of this Agreement and to the attention of the Chief

Executive Officer and Legal Counsel, and shall be deemed given ten (10) days after the date of mailing or on the date of personal, telex, facsimile, overnight courier or telegram delivery. The parties agree and acknowledge that the day-to-day communications required to implement this Agreement may be conducted by email, facsimile, telephone, in person or other best available means. The representations, warranties, indemnities and covenants of the parties contained herein shall survive the termination of this Agreement for any reason.

19.4         ASSIGNMENT. This Agreement and the rights and benefits hereunder shall inure to the benefit of the parties and their respective successors and assigns. OEM may assign, transfer or delegate without the written consent of the Manufacturer.

19.5         COUNTERPARTS; SECTION HEADINGS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. Section headings are employed in this Agreement for reference purposes only, and shall not affect the meaning and interpretation of this Agreement.

19.6         FORCE MAJEURE. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders of restrictions, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of, the non-performing party.

19.7         ATTORNEY'S FEES. The prevailing party in any legal action brought by one party of this Agreement against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney's fees.

19.8         RELATIONSHIP CREATED. The relationship created by this appointment is one of vendor to customer. Under no circumstances does this agreement create the relationship of employer and employee, joint venture, partnership, or principal and agent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through an officer of the company whose signature appears below.

“OEM”	“Manufacturer”
Remedent Inc.	SensAble Technologies, Inc.
Xavier de Cocklaan 42	15 Constitution Way
9831 Deurle, Belgium	Woburn, MA 01801
Fax: + 32 9 3217090	Fax: + (781) 937-8325

_______________________________	Signature	_______________________________

_______________________________	Printed Name	_______________________________

_______________________________	Title	_______________________________

_______________________________	Date	_______________________________